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                                                                     EXHIBIT 3.1

                      CERTIFICATE OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          INDIA-SIERRA HOLDINGS, INC.

         INDIA-SIERRA HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is India-Sierra Holdings, Inc. (the "Corporation").

         2. The Corporation was originally incorporated in Delaware under the same name pursuant to a Certificate of Incorporation filed with the Delaware Secretary of State on July 30, 2001.

         3. The Amended and Restated Certificate of Incorporation was duly approved in Accordance with the requirements of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL") pursuant to a unanimous written consent adopted by the Board of Directors in accordance with Section 141 of the DGCL and a written consent adopted by the stockholders of the Corporation in accordance with Section 228 of the DGCL, and restates and integrates and amends the provisions of the existing Certificate of Incorporation of the Corporation.

         4. The Corporation's Certificate of Incorporation is hereby amended and restated, effective as of 4:00 p.m. on November 7, 2001, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation's Amended and Restated Certificate of Incorporation).


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         IN WITNESS WHEREOF, the undersigned has executed this Certificate this
7th day of November, 2001 and hereby affirm and acknowledge under penalty of perjury that the filing of the Amended and Restated Certificate of Incorporation is the act and deed of the Corporation.


                                    /s/ Christopher M. Formant
                                    -------------------------------------------
                                    Christopher M. Formant
                                    President


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                                   EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  SCIENT, INC.

                                   ARTICLE I
                                      NAME

         The name of the Corporation is Scient, Inc. (the "Corporation").

                                   ARTICLE II
                               REGISTERED OFFICE

         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent at this address is the Corporation Trust Company.

                                  ARTICLE III
                                    PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").


                                   ARTICLE IV
                                 CAPITAL STOCK

         4.1 Authorized Capital Stock. The total number of shares of capital stock of all classes which the Corporation has authority to issue is five hundred and ten million (510,000,000), five hundred million (500,000,000) shares of which shall be Common Stock, par value $0.0001 per share, and ten million (10,000,000) shares of which shall be Preferred Stock, par value $0.0001 per share.

         4.2      Preferred Stock.

                  (a) The Preferred Stock may be issued at any time and from time to time, in one or more classes or series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series or classes and, by filing a certificate of designation pursuant to the applicable provisions of the Delaware Law (hereinafter referred to as a "Preferred Stock Certificate of Designation"), to establish from time to time the number of shares to be included in each such series or class, and to fix the designation, powers, preferences and relative,


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participating, optional or other rights of shares of each such series or class and the qualifications, limitations and restrictions thereof, if any.

                  (b) The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

                           (i) the designation of the series or class, which may be by distinguishing number, letter or title;

                           (ii) the number of shares of the series or class, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

                           (iii)    whether dividends, if any, shall be
         cumulative or noncumulative and the dividend rate of the series or class;

                           (iv) whether dividends, if any, shall be payable in cash, in kind or otherwise;

                           (v) the dates on which dividends, if any, shall be payable;

                           (vi) the redemption rights and price or prices, if any, for shares of the series or class;

                           (vii) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series or class;

                           (viii) the amounts payable on shares of the series or class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                           (ix) whether the shares of the series or class shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

                           (x) restrictions on the issuance of shares of the same series or class or of any other class or series; and

                           (xi) whether or not the holders of the shares of such series or class shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, which may provide, among other things and subject to


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         the other provisions of this Certificate of Incorporation, that each share of such series or class shall carry one vote or more or less than one vote per share, that the holders of such series or class shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or class or of such series or class and one or more other series or classes of stock of the Corporation) and that all the shares of such series or class entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or class or separate class are voted on such matter.

                  (c) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

                                   ARTICLE V

                             INTENTIONALLY OMITTED

                                   ARTICLE VI
               BOARD OF DIRECTORS; MANAGEMENT OF THE CORPORATION

         The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

         6.1      Management of Business.

                  (a) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law or by this Certificate of Incorporation) shall be vested in and exercised by or under the direction of the Board of Directors.

                  (b) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation.

         6.2 Number. The number of directors shall be at least three, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

         6.3 Classes. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors


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shall serve for a term ending on the date of the first annual meeting, directors initially designated as Class II directors shall serve for a term ending on the second annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

         6.4 Voting; Nomination. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

         6.5 Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

         6.6 Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

         6.7 Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Delaware Law. Neither the amendment nor repeal of Section 6.7 or 6.8, nor the adoption of any provision of this Certificate of Incorporation or the By-laws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of Section 6.7 or 6.8 in respect of any acts or omissions occurring prior to, and shall not adversely affect any right or protection of a director of the Corporation existing prior to such amendment, repeal, adoption or modification.

         6.8 Indemnification. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Section 6.8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final


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disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Section 6.8 shall be a contract right.

         The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

         The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

         The rights and authority conferred in this Section 6.8 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

         6.9 No Stockholder Action by Written Consent. Except as otherwise provided for or fixed pursuant to the provisions of Section 4.2 of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                  ARTICLE VII
                                   AMENDMENT

         The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and with the sole exception of those rights and powers conferred under the above Sections 6.7 and 6.8, all rights herein conferred upon stockholders or directors (in the present form of this Certificate of Incorporation or as hereafter amended) are granted subject to this reservation.


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